As filed with the Securities and Exchange Commission on March 23, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ASTRAZENECA PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Francis Crick Avenue

Cambridge Biomedical Campus

Cambridge CB2 0AA

England

(Address of principal executive offices)

ASTRAZENECA PLC GLOBAL RESTRICTED STOCK PLAN

(Full title of the plan)

Richard J. Kenny

AstraZeneca Pharmaceuticals LP

1800 Concord Pike

Wilmington

Delaware 19850-5437

Tel: (302) 886-3000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value $0.25 per share	17,500,000	$60.97	$1,066,975,000	$123,662.40
American Depositary Shares, each representing one-half of an Ordinary Share	35,000,000	—	—	—

(1)	The Ordinary Shares being registered under this Registration Statement may be represented by the Registrant’s American Depositary Shares (“ADSs”). The ADSs issuable upon deposit of Ordinary Shares registered hereby have been registered under a registration statement on Form F-6 (File No. 333-200202).
(2)	Pursuant to Rule 416, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.
(3)	Estimated pursuant to Rules 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the ADSs as reported on the New York Stock Exchange on March 16, 2017, which average was $30.485 and therefore represents $60.97 per Ordinary Share.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement on Form S-8 (this “Registration Statement”) as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission by the Registrant are incorporated herein by reference.

(a)	Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016 (File No. 001-11960).

(b)	The description of Registrant’s Ordinary Shares contained in the Registrant’s registration statement on Form 8-A/A (File No. 001-11960), including any amendment or report filed for the purpose of updating such description.

(c)	The description of Registrant’s ADSs contained in our Registration Statement on Form F-6 (File No. 333-200202), including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Deeds of Indemnity

The Registrant (the “Company”) has entered into Deeds of Indemnity with the directors of the Company that, subject to certain conditions precedent and limitations, in consideration for such director or officer continuing in, retiring, or accepting, office as a director or officer of (i) the Company or (ii) any of the Company’s subsidiaries, the Company will indemnify and hold the director harmless in respect of all

(a) claims, actions and proceedings and (b) losses, damages, penalties, liabilities, compensation or other awards, or any settlement thereof to which the Company consents, arising in connection with any claims, actions or proceedings (whether instigated, imposed, incurred or settled under the laws of any jurisdiction) arising out of, or in connection with, the actual or purported exercise of, or failure to exercise any of the director’s powers, duties or responsibilities as a director or officer of the Company or any of its subsidiaries.

Article 140 of the Articles of Association of the Company provides:

“Subject to the provisions of the Companies Acts, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every director or other officer of the Company (other than any person (whether an officer or not) engaged by the Company as auditor) shall be indemnified out of the assets of the Company against any liability incurred by him for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company, provided that this Article shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause this Article, or any element of it, to be treated as void under the Act or otherwise under the Companies Acts.”

Article 96.2 of the Articles of Association of the Company provides:

“Without prejudice to the provisions of Article 140, the board may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:

(a) a director, officer, or employee of the Company, or any body which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or

(b) a trustee of any pension fund in which employees of the Company or any other body referred to in Article 96.2(a) are or have been interested, including, without limitation, insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to his duties, powers or offices in relation to the relevant body or fund.”

The following sections are excerpted from the United Kingdom Statute, Companies Act 2006, as amended:

“Part 10, Chapter 7, § 232: Provisions protecting directors from liability.

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or

(c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise. (4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.”

“Part 10, Chapter 7, § 233: Provision of insurance.

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.”

“Part 10, Chapter 7, § 234: Qualifying third party indemnity provision.

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director—

(i) in defending criminal proceedings in which he is convicted, or

(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—

(a) a conviction, judgment or refusal of relief becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

“Part 10, Chapter 7, § 236: Qualifying indemnity provision to be disclosed in directors’ report. (1) This section requires disclosure in the directors’ report of—

(a) qualifying third party indemnity provision, and

(b) qualifying pension scheme indemnity provision.

Such provision is referred to in this section as “qualifying indemnity provision”.

(2) If when a directors’ report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4) If when a directors’ report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force.”

“Part 37, § 1157: Power of court to grant relief in certain cases.

(1) If in proceedings for negligence, default, breach of duty or breach of trust against—

(a) an officer of a company, or

(b) a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a) he may apply to the court for relief, and

(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Articles of Association (incorporated herein by reference to Exhibit 1.1 to the Registrant’s annual report on Form 20-F for the year ended December 31, 2015 filed by AstraZeneca PLC on March 8, 2016 (File No. 001-11960))

4.2	Form of Amended and Restated Deposit Agreement, by and among AstraZeneca PLC, Citibank, N.A., as depositary, and all Holders and Beneficial Owners of American Depositary Shares issued thereunder (including as an exhibit thereto the form of American Depositary Receipt) (incorporated herein by reference to Exhibit (a) to Form F-6/A filed by AstraZeneca PLC on July 20, 2015 (File No. 333-200202))

4.3	Form of American Depositary Receipt (included in Exhibit 4.2).

23.1	Consent of KPMG LLP, independent registered public accounting firm.

24.1	Power of Attorney (see page 7).

99.1	AstraZeneca PLC Global Restricted Stock Plan

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, AstraZeneca PLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Cambridge on March 23, 2017.

ASTRAZENECA PLC

By	/s/ Adrian Kemp
	Name:	Adrian Kemp
	Title:	Company Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Pascal Soriot, Marc Dunoyer, Adrian Kemp and Katie Jackson-Turner (with full power to each of them to act alone), as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign and file with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and any and all other documents that may be required in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitutes therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Pascal Soriot Pascal Soriot	Executive Director and Chief Executive Officer (Principal Executive Officer)	March 23, 2017

/s/ Marc Dunoyer Marc Dunoyer	Executive Director and Chief Financial Officer (Principal Financial Officer)	March 23, 2017

/s/ Alistair Collins Alistair Collins	VP, Group Financial Controller (Principal Accounting Officer)	March 23, 2017

/s/ Leif Johansson Leif Johansson	Chairman of the Board	March 23, 2017

/s/ Rudy Markham Rudy Markham	Senior Independent Non-Executive Director	March 23, 2017

/s/ Geneviève Berger Geneviève Berger	Non-Executive Director	March 23, 2017

/s/ Bruce Burlington Bruce Burlington	Non-Executive Director	March 23, 2017

/s/ Ann Cairns Ann Cairns	Non-Executive Director	March 23, 2017

Name	Title	Date

/s/ Graham Chipchase	Non-Executive Director	March 23, 2017
Graham Chipchase

/s/ Shriti Vadera Shriti Vadera	Non-Executive Director	March 23, 2017

/s/ Marcus Wallenberg Marcus Wallenberg	Non-Executive Director	March 23, 2017

Authorized Representative

/s/ Richard J. Kenny		March 23, 2017
Richard J. Kenny, as duly authorized representative of AstraZeneca PLC in the United States

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Articles of Association (incorporated herein by reference to Exhibit 1.1 to the Registrant’s annual report on Form 20-F for the year ended December 31, 2015 filed by AstraZeneca PLC on March 8, 2016 (File No. 001-11960))

4.2	Form of Amended and Restated Deposit Agreement, by and among AstraZeneca PLC, Citibank, N.A., as depositary, and all Holders and Beneficial Owners of American Depositary Shares issued thereunder (including as an exhibit thereto the form of American Depositary Receipt) (incorporated herein by reference to Exhibit (a) to Form F-6/A filed by AstraZeneca PLC on July 20, 2015 (File No. 333-200202))

4.3	Form of American Depositary Receipt (included in Exhibit 4.2).

23.1	Consent of KPMG LLP, independent registered public accounting firm.

24.1	Power of Attorney (see page 7).

99.1	AstraZeneca PLC Global Restricted Stock Plan